Exhibit 23.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role in the amended Registration Statement on Form S-11 (Commission File No. 333-280368) of Nuveen Global Cities REIT, Inc. (the “Company”), the prospectus included therein (the “Prospectus”), and any future amendments or supplements thereto, and (2) the inclusion of our estimated values of the Company’s investments in real property and commercial mortgage loans as of January 31, 2026 (presented in the line items “Investments in real property” and “Investments in commercial mortgage loans”) in the Supplement to the Prospectus to be filed on the date hereof and in any future amendments or supplements to the Prospectus.

/s/ SitusAMC Real Estate Valuation Services, LLC
SitusAMC Real Estate Valuation Services, LLC
West Des Moines, Iowa

February 12, 2026